UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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GenCorp Inc.

(Name of Registrant as Specified In Its Charter)

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P.O. Box 537012
Sacramento, CA 95853-7012
Terry L. Hall
Chairman of the Board,
President and Chief Executive Officer

March 4, 2005
To the Shareholders of GenCorp Inc.:
     You are cordially invited to attend the Annual Meeting of Shareholders. It will be held at the Sheraton Grand Sacramento, 1230 J Street, Sacramento, California 95814, on March 30, 2005 at 9:00 a.m. local time.
     The enclosed notice and Proxy Statement contain details concerning the Annual Meeting.
     The Board of Directors has fixed the close of business (5:00 p.m. EST) on February 7, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.
     Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the accompanying proxy card in the enclosed envelope, or vote via the Internet or telephone, to be sure that your shares will be represented and voted at the Annual Meeting. Please refer to the enclosed proxy card for instructions on voting via the Internet or telephone or, if your shares are registered in the name of a broker or bank, please refer to the information forwarded by the broker or bank to determine if Internet or telephone voting is available to you.
     This Proxy Statement is being mailed to shareholders beginning on or about March 4, 2005.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 4, 2005
To the Shareholders of GenCorp Inc.:
     The Annual Meeting of Shareholders of GenCorp Inc., an Ohio corporation, will be held on Wednesday, March 30, 2005, at 9:00 a.m. local time, at the Sheraton Grand Sacramento, 1230 J Street, Sacramento, California 95814, for the following purposes:

1.	To elect three Directors to serve until the 2008 Annual Meeting of Shareholders;

2.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as independent auditors of the Company for fiscal year 2005; and

3.	To consider and act on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
     Shareholders of record of the Common Stock at the close of business on February 7, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.
     Shareholders of record may vote their shares by completing and returning the proxy card. Most shareholders also have the option of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card or included with your proxy materials. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors,

MARK A. WHITNEY
Vice President, Law;
Deputy General Counsel
and Assistant Secretary

PROXY STATEMENT
HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD
PROPOSAL 1 ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
REPORT OF THE ORGANIZATION & COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
APPENDIX A

P.O. Box 537012
Sacramento, CA 95853-7012
PROXY STATEMENT
     This Proxy Statement is being mailed to shareholders beginning on or about March 4, 2005 in connection with the solicitation by GenCorp Inc. (GenCorp or the Company), on behalf of its Board of Directors (or the Board), of proxies to be used at the Annual Meeting of Shareholders of the Company, which is to be held on March 30, 2005 at the Sheraton Grand Sacramento, 1230 J Street, Sacramento, California 95814, at 9:00 a.m. local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
     The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, the Company may solicit proxies by personal interview and telephone. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to their principals. The Company has also made arrangements with Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies for a fee of approximately $15,000 plus reimbursement of normal expenses.
     If the accompanying form of proxy is voted by telephone, the Internet or by mail returned to Innisfree M&A Incorporated, who will act as tabulator, it will be voted, but it may be revoked by you at any time before it is voted. Shares in respect of which a proxy is not received by Innisfree M&A Incorporated prior to the Annual Meeting will not be voted. The presence of a shareholder at the Annual Meeting does not automatically revoke any proxy previously given by that shareholder. At any time before a vote is taken, a shareholder may revoke his or her proxy for that vote by submitting a later-dated proxy to the Company or by giving notice to the Company in a writing or other verifiable communication, or at the Annual Meeting.
     The trustee for the Company’s retirement savings plans, Fidelity Management Trust Company (the Trustee), will vote any shares held for participants’ accounts in accordance with the confidential voting instructions returned by the participants. If such confidential voting instructions are not returned for the participants’ shares in the GenCorp Retirement Savings Plan, such shares will be voted by the Trustee in the same proportions as those shares that have been voted by participants in the Company’s retirement savings plans. If such confidential voting instructions are not returned for the participants’ shares in the Aerojet Fine Chemicals LLC Retirement Savings Plan, such shares will not be voted. To allow sufficient time for voting by the Trustee, your voting instructions for shares held in the Company’s Retirement Savings Plans must be received by March 28, 2005.
     A copy of the Company’s 2004 Annual Report, including financial statements, is enclosed in the envelope with this Proxy Statement.
     At the close of business on February 7, 2005, there were 54,537,542 outstanding shares of Common Stock and no outstanding shares of Cumulative Preference Stock of the Company.

Holders of outstanding shares of Common Stock are entitled to one vote for each full share held on the February 7, 2005 record date.
     Your vote is important. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to determine which voting options are available to you.
     If you vote by telephone or on the Internet you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, until the time the polls close at the meeting.

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD

Vote by Telephone
     You may vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
Vote on the Internet
     You may also choose to vote on the Internet by accessing the website address on your proxy card. Please have your proxy card available when you access the website. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
Vote by Mail
     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Innisfree M&A Incorporated in the postage-paid envelope provided. If you misplace the return envelope, please mail your executed proxy card to GenCorp Inc.
c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.
Voting at the Annual Meeting
     The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.
     All proxies that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.
Required Votes
     The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present at the meeting.
     Proposal for Election of Directors. Directors are elected by a plurality of the votes cast. Votes cast for a nominee will be counted in favor of election. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the Board of Directors’ three nominees, unless authorization to do so is withheld. Proxies cannot be voted for a greater number of persons than the number of Directors set by the Board for election. If, prior to the meeting, a nominee becomes unable to serve as a Director for any reason, the proxy holders reserve the right to substitute another person of their choice in such nominee’s place and stead. It is not anticipated that any nominee will be unavailable for election.

     The Company has no provision for cumulative voting in the election of Directors. Holders of Common Stock are, therefore, entitled to cast one vote for each share held on the February 7, 2005 record date for up to three candidates for election as Director.
     Ratification of Appointment of Independent Auditors. The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve Proposal 2, the ratification of the appointment of the Company’s independent auditors. Abstentions and broker non-votes will have no effect on the outcome of the vote on Proposal 2.

PROPOSAL 1
ELECTION OF DIRECTORS

     The Company’s Code of Regulations provides for a Board of not less than seven nor more than seventeen Directors, and authorizes the Board to determine from time to time the number of Directors within that range that will constitute the Board by the affirmative vote of a majority of the members then in office. The Board has set the number of Directors constituting the Board at nine. The Company’s Articles of Incorporation divide the Board of Directors into three classes with Directors elected to staggered three-year terms. Three Directors will be elected at the Annual Meeting.
     The Board of Directors has proposed the following nominees for election as Directors with terms expiring at the Annual Meeting of Shareholders in March 2008: James J. Didion, James M. Osterhoff and Sheila E. Widnall. Although Mr. Osterhoff was previously elected to serve as a Director until March 2006, the Board has nominated Mr. Osterhoff to stand for election at the 2005 Annual Meeting for a term expiring in March 2008. If Mr. Osterhoff is not elected at the 2005 Annual Meeting to serve as a Director until March 2008, he will continue to serve as a Director until his current term expires in March 2006. Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.
     The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.
     The information concerning Directors and Nominees set forth below is given as of January 31, 2005. Each nominee for election and each Director continuing in office has had the same principal occupation or employment during the past five years unless otherwise indicated.

NOMINEES FOR ELECTION AT THIS MEETING TO TERM EXPIRING IN MARCH 2008

JAMES J. DIDION
Director since 2002
Independent real estate investor and consultant (CRE). Previously Chairman of the Board of CB Richard Ellis, Inc. from 1987 until retirement in July 2001. Served as Chief Executive Officer from 1987 to 1999 and held various other management positions within CB Richard Ellis, Inc. (formerly known as Coldwell Banker & Company) from 1962 to 1987. Mr. Didion currently serves as a member of the Finance Committee; Age 65.

JAMES M. OSTERHOFF
Director since 1990
Executive Vice President and Chief Financial Officer of US WEST, Inc., Englewood, CO from 1991 until retirement in 1995. Previously, Vice President, Chief Financial Officer of Digital Equipment Corporation, Maynard, MA. Mr. Osterhoff currently serves as Chairman of the Audit Committee and as a member of the Finance Committee; Age 68.
DR. SHEILA E. WIDNALL
Director since 1999
Institute Professor at the Massachusetts Institute of Technology since 1998 and a member and current Vice President of the National Academy of Engineering. Previously Secretary of the United States Air Force from August 1993 to October 1997. Dr. Widnall currently serves as a member of the Organization & Compensation Committee and as a member of the Corporate Governance & Nominating Committee; Age 66.

DIRECTORS WHOSE TERMS CONTINUE UNTIL MARCH 2006

J. GARY COOPER
Director since 1998
Chairman and Chief Executive Officer of Commonwealth National Bank, Mobile, AL since January 1998. Previously, United States Ambassador to Jamaica from November 1994 to November 1997; Senior Vice President of David Volkert and Associates from 1992 to 1994; Assistant Secretary of the United States Air Force for Manpower, Reserve Affairs, Installations and the Environment from 1989 to 1992. General Cooper served on active and reserve duty, United States Marine Corps until 1996. General Cooper is a Major General, United States Marine Corps Reserve. General Cooper serves on the board of directors of United States Steel Corporation, Protective Life Corporation and The PNC Financial Services Group, Inc. General Cooper currently serves as Chairman of the Corporate Governance & Nominating Committee; Age 68.
STEVEN G. ROTHMEIER
Director since 2000
Chairman and Chief Executive Officer of Great Northern Capital, St. Paul, MN since 1993. Director of ArvinMeritor, Inc., Troy, MI; Precision Castparts, Inc., Portland, OR; and Waste Management, Inc., Houston, TX. Mr. Rothmeier currently serves as Chairman of the Finance Committee and as a member of each of the Audit and Organization & Compensation Committees; Age 58.

DIRECTORS WHOSE TERMS CONTINUE UNTIL MARCH 2007

J. ROBERT ANDERSON
Director since 2001
Vice Chairman, Chief Financial Officer and member of the board of directors of the Grumman Corporation, Long Island, NY from 1991 until retirement in 1994. Director of Inter-Tel, Inc., Phoenix, AZ, and Bohlender-Grabener Corporation. Mr. Anderson is also a Trustee of the Desert Research Institute and the Nevada Chapter of the Nature Conservancy. Mr. Anderson is also active in various business, civic and philanthropic organizations. Mr. Anderson currently serves as a member of the Corporate Governance & Nominating Committee and as a member of the Organization & Compensation Committee; Age 68.
CHARLES F. BOLDEN JR.
Director since 2005
Independent aerospace and defense consultant since January 2005. Previously, Senior Vice President of TechTrans International from April 2003 to December 2004; President and Chief Operating Officer of American PureTex Water Corporation and PureTex Water Works from January to April 2003. Mr. Bolden retired from the United States Marine Corps as a Major General serving as the Commanding General of the Third Marine Aircraft Wing on January 1, 2003. Mr. Bolden was also a space shuttle pilot astronaut for NASA for 14 years. Mr. Bolden also served as Assistant Deputy Administrator for NASA and Deputy Commandant of the U.S. Naval Academy. Mr. Bolden serves on the board of directors of Marathon Oil Company and Palmetto GBA. Mr. Bolden also serves as a director of the Military Child Education Coalition, the Family Literacy Foundation, and the Tailhook Education Foundation and as a Trustee of the University of Southern California. Mr. Bolden currently serves as a member of the Finance Committee; Age 58.
TERRY L. HALL
Director since 2002
Chairman of the Board since December 2003; President and Chief Executive Officer of the Company since July 2002; formerly Senior Vice President and Chief Operating Officer of the Company from November 2001 to July 2002; Senior Vice President and Chief Financial Officer of the Company from July 2000 to November 2001; Senior Vice President and Chief Financial Officer as well as Treasurer of the Company from October 1999 to July 2000; and, special assignment as Chief Financial Officer of Aerojet from May 1999 to October 1999. Previously, Senior Vice President and Chief Financial Officer of US Airways Group, Inc. during 1998; Chief Financial Officer of Apogee Enterprise Inc. from 1995 to 1997; Chief Financial Officer of Tyco International Ltd. from 1994 to 1995, Vice President and Treasurer of UAL Corp. from 1990 to 1993 and President/ General Manager of Northwest Aircraft, Inc. from 1986 to 1990; Age 50.

Meetings of the Board
     The Board of Directors held eleven meetings during fiscal year 2004, four of which were special meetings. All of our Directors attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which they served in fiscal year 2004. All Board members are expected to attend our Annual Meetings of Shareholders. All members of the Board of Directors then in office were present at our 2004 Annual Meeting.
     The Board has determined that to be considered independent, a Director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a Director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders. In making its assessment of independence, the Board considers any and all material relationships not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has or has had an affiliation or those relationships which may be material, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board also considers whether a Director is a former employee of the Company within the last five years. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent Director,” including those set forth in pertinent listing standards of the New York Stock Exchange (NYSE) as in effect from time to time. Consistent with these considerations, the Board affirmatively has determined that Directors J. Robert Anderson, Charles F. Bolden Jr., J. Gary Cooper, James J. Didion, James M. Osterhoff, Steven G. Rothmeier and Sheila E. Widnall are independent of the Company.
     Non-management Directors (consisting of all Directors other than Mr. T. Hall) meet in executive session as part of each regularly scheduled Board meeting, and a non-management Director chosen on a rotating basis in alphabetical order presides at such executive sessions.
Board Committees
     The Board maintains four standing committees: Audit; Corporate Governance & Nominating (formerly known as the Corporate Governance and Environmental/ Government Issues Committee); Organization & Compensation; and Finance. Assignments to, and chairs of, the committees are recommended by the Corporate Governance & Nominating Committee and selected by the Board. All committees report on their activities to the Board. The Board has adopted a written charter for each of its standing committees.
     The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is currently composed of James M. Osterhoff (Chairman), William K. Hall and Steven G. Rothmeier. William K. Hall is not standing for reelection at the Annual Meeting set for March 30, 2005. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards. The Board has also determined that Mr. Osterhoff and Mr. Rothmeier are each “audit committee financial experts” as defined in the regulations adopted by the Securities and Exchange Commission (SEC). The Audit Committee reviews and evaluates the scope of the audits to be performed by, the adequacy of services performed by, and the fees and compensation of, the independent auditors. The Audit Committee also reviews the Company’s audited financial statements with management and with the Company’s independent auditors and recommends to the Board of Directors to include the audited financial statements in the Annual Report on Form 10-K; approves in advance all audit and permitted non-audit services to be provided by the independent auditors; reviews and considers matters that may have a bearing upon continuing auditor independence; prepares the report of the Audit Committee to be included in the Company’s annual proxy statement; appoints the independent auditors to examine the consolidated financial statements of the Company for the next fiscal year, subject to ratification by the shareholders; reviews and evaluates the scope and appropriateness of the Company’s internal audit function, plans and system of internal controls; reviews and evaluates the appropriateness of the Company’s selection or application of accounting principles and practices and financial reporting; and receives periodic reports from the internal audit and law departments. The Audit Committee met eleven times during fiscal year 2004. The complete text of the Audit Committee Charter is posted on the Company’s website at www.GenCorp.com. The complete text of the Audit Committee Charter is also attached as Appendix A to this Proxy Statement.
     The Corporate Governance & Nominating Committee (the Corporate Governance Committee) is currently composed of J. Gary Cooper (Chairman), J. Robert Anderson, and Sheila E. Widnall. The Board has determined that each member of the Corporate Governance Committee meets all applicable independence requirements under the NYSE listing standards. The Corporate Governance Committee periodically reviews and makes recommendations to the Board concerning the criteria for selection and retention of Directors, the composition of the Board, structure and function of Board committees, and the retirement policy and compensation and benefits of Directors. The Corporate Governance Committee also assists in identifying, and recommends to the Board, qualified candidates to serve as Directors of the Company and considers and makes recommendations to the Board concerning Director nominations submitted by shareholders. The Corporate Governance Committee also periodically reviews and advises the Board regarding significant matters of public policy, including proposed actions by foreign and domestic governments that may significantly affect the Company; reviews and advises the Board regarding adoption or amendment of major Company policies and programs relating to matters of public policy; monitors the proposed adoption or amendment of significant environmental legislation and regulations and advises the Board regarding the impact such proposals may have upon the Company and, where appropriate, the nature of the Company’s response thereto; periodically reviews and advises the Board regarding the status of the Company’s various compliance programs and the adequacy of such programs, including the status of its environmental policies and performance under its environmental compliance programs; and periodically reviews and reports to the Board regarding the status of, and estimated liabilities for, environmental remediation. The Corporate Governance Committee met five times during fiscal year 2004. The Corporate Governance & Nominating Committee operates under a charter approved by the Board. The complete text of the Corporate Governance & Nominating Committee Charter is posted on the Company’s website at www.GenCorp.com.
     The Organization & Compensation Committee (the Compensation Committee) is currently composed of William K. Hall (Chairman), J. Robert Anderson, Steven G. Rothmeier and Sheila E. Widnall. William K. Hall is not standing for reelection at the Annual Meeting set for March 30, 2005. The Compensation Committee advises and recommends to the independent Directors the total compensation of the Chairman of the Board, President and Chief Executive Officer. In addition, the

Compensation Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay and incentive bonuses for the other executive officers of the Company. The Compensation Committee also administers the Company’s deferred compensation plan and the GenCorp 1999 Equity and Performance Incentive Plan, which is utilized to provide long term incentives for Directors and executives in the form of grants of stock options, stock appreciation rights and restricted stock. The Compensation Committee periodically reviews the organization of the Company and its management, including major changes in the organization of the Company and the responsibility of management as proposed by the Chief Executive Officer; monitors executive development and succession planning; reviews the effectiveness and performance of senior management and makes recommendations to the Board concerning the appointment and removal of officers; periodically reviews the compensation philosophy, policies and practices of the Company and makes recommendations to the Board concerning major changes, as appropriate; annually reviews changes in the Company’s employee benefit, savings and retirement plans and reports thereon to the Board; and approves, and in some cases recommends to the Board of Directors for approval, the compensation of employee-Directors, officers, and executives of the Company. The Compensation Committee met seven times during fiscal year 2004. The Compensation Committee operates under a charter approved by the Board. The complete text of the Organization & Compensation Committee Charter is posted on the Company’s website at www.GenCorp.com.
     The Finance Committee is currently composed of Steven G. Rothmeier (Chairman), Charles F. Bolden Jr., James J. Didion, and James M. Osterhoff. The Finance Committee makes recommendations to the Board with regard to the Company’s capital structure and the raising of its long-term capital. The Finance Committee also reviews the performance and management of the Company’s employee benefit funds, and makes recommendations to the Board in regard to contributions to any Company pension, profit sharing, retirement or savings plan, or any proposed changes in the funding method, interest assumptions or in amortization of liabilities in connection with the funding of any such plan. The Finance Committee met five times during fiscal year 2004. The Finance Committee operates under a charter approved by the Board. The complete text of the Finance Committee Charter is posted on the Company’s website at www.GenCorp.com.
Director Nominations
     The Corporate Governance & Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from management, and shareholder recommendations. The Corporate Governance & Nominating Committee also may retain the services of a consultant to assist in identifying candidates. The Corporate Governance & Nominating Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, California 95853-7012. Any such recommendation must include (i) the name and address of the candidate; (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and (iii) the candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement.

     Such nominations must be received by the Chairman of the Corporate Governance & Nominating Committee no later than the December 1 immediately preceding the date of the annual meeting at which the nominee is to be considered for election. Since the date of the Company’s 2004 Proxy Statement, there have been no material changes to the procedures by which shareholders of the Company may recommend nominees to the Board of Directors.
     The Corporate Governance & Nominating Committee seeks to create a Board that is, as a whole, strong in its collective knowledge and diversity of skills and experience and background with respect to accounting and finance, management and leadership, business judgment, industry knowledge and corporate governance. When the Corporate Governance & Nominating Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then-current mix of Director attributes.
Shareholder Communications with Directors
     Shareholders may communicate with the Board or individual Directors by mail addressed to: Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, California 95853-7012.
Code of Ethics and Corporate Governance Guidelines
     The Company has adopted a code of ethics known as the “Code of Business Conduct” that applies to the Company’s employees including the principal executive officer, principal financial officer, principal accounting officer and controller. The Company makes available on its website at www.GenCorp.com (and in print to any shareholder who requests them), the Company’s Code of Business Conduct and the Company’s Corporate Governance Principles and Guidelines.
Director Compensation
     During fiscal year 2004, non-management Directors received compensation of $44,000 per year plus $4,000 for each Committee membership. A non-management Director who serves as Chairman of a Committee of the Board also received an additional annual fee of $8,000 in consideration of such service.
     Non-management Directors annually may elect to defer all or a percentage of their compensation, including Committee fees, pursuant to a deferred compensation plan for non-management Directors. The plan is unfunded, and deferred amounts are credited, at the election of the Director, with phantom shares in a GenCorp stock fund, a Standard & Poor’s 500 index fund, or a cash deposit program. Deferred amounts and earnings thereon are payable at or commencing at a future date, in either a lump sum or installments as elected by the Director at the time of deferral.
     Each non-management Director elected to the Board prior to January 1, 2002 participated in the Company’s Retirement Plan for Non-Employee Directors. Under that plan, each non-management Director will receive a monthly retirement benefit in the amount of $2,000 until the number of monthly payments made equals the Director’s months of benefit accrual under the plan (maximum of 120 months). In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments will be paid, in a lump sum, to the retired Director’s surviving spouse or other designated beneficiary, if any, or to the retired Director’s estate.

     Non-management Directors serving on the Board prior to January 1, 2002 were given the opportunity to either (a) continue participating in the Retirement Plan for Non-Employee Directors, or (b) freeze the retirement benefit already accrued under the Retirement Plan for Non-Employee Directors and receive the annual stock option or stock appreciation rights grant, as described below, in respect of future service on the Board. All non-management Directors have elected to freeze accrued retirement benefits and receive the annual stock option or stock appreciation rights grant as described below.
     Those non-management Directors who have elected to freeze the retirement benefit already accrued in the Retirement Plan for Non-Employee Directors as noted above, and any non-management Directors elected to the Board effective on or after January 1, 2002 who are not eligible to participate in the Retirement Plan for Non-Employee Directors, receive an annual non-qualified stock option or stock appreciation rights grant valued at $30,000 by the Black-Scholes method. Fifty percent of such stock options or stock appreciation rights vest six months from the date of grant with the remaining options or stock appreciation rights vesting one year from the date of grant. All such stock options and stock appreciation rights have a 10-year term.
     Non-management Directors also are eligible to receive restricted stock awards under the GenCorp 1999 Equity and Performance Incentive Plan. Provided that the grantee remains in continuous service as a Director of the Company, the restricted shares vest and become nonforfeitable on the third anniversary of the grant. In fiscal year 2004, each non-management Director received a grant of 500 restricted shares of GenCorp Common Stock. All shares may be voted, but ownership may not be transferred until such shares are vested. Unless otherwise approved by the Board, unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for reelection, but vesting will be accelerated upon the occurrence of a change in control or announcement of a tender or exchange offer which would result in a person holding beneficial ownership of 30% or more of the outstanding GenCorp Common Stock.
     Under the Board’s retirement policy, a Director’s term of office normally expires at the annual meeting following his or her seventieth birthday, regardless of the term of the class for which such director was last elected. Under special circumstances, however, the Board may waive immediate compliance and request that a Director postpone his or her retirement until a subsequent date.
     During fiscal year 2004, Robert A. Wolfe was a Director. He resigned as a Director effective December 31, 2004. Pursuant to the terms of the July 26, 2002 Modified Employment Retention Agreement between Mr. Wolfe and the Company, Mr. Wolfe received (A) vesting of 119,500 restricted shares as of July 31, 2002; (B) vesting upon his retirement on November 30, 2003 of 50,000 unexercised GenCorp stock options, which will remain exercisable for the terms of the original grants; and (C) continued eligibility for bonuses earned during any fiscal year prior to his retirement. Based upon his retirement as of November 30, 2003, Mr. Wolfe or his designated beneficiary is entitled to receive an annual retirement benefit in the amount of $248,860, which consists of: (i) $21,227 as a life annuity out of the qualified plan assets of the Aerojet and GenCorp Pension Plans, (ii) $66,504 as an annuity out of Company funds under the GenCorp Benefits Restoration Plan, and (iii) $161,129 pursuant to the Modified Employment Retention Agreement, converted to five actuarially equivalent annual installments paid out of Company funds, commencing in 2004.

Security Ownership of Officers and Directors
     The following table lists share ownership of the Company’s Common Stock as of February 18, 2005, by Directors and the named executive officers listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all our Directors and executive officers as a group. Unless otherwise indicated, share ownership is direct.

	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership(1)(2)		of Class

J. Robert Anderson	19,914		*
Charles F. Bolden Jr.	500		*
J. Gary Cooper	3,454		*
James J. Didion	18,790	(3)	*
William K. Hall	23,820	(3)	*
James M. Osterhoff	24,866	(3)	*
Steven G. Rothmeier	22,164		*
Sheila E. Widnall	20,246		*
Terry L. Hall	499,850		*
William A. Purdy Jr.	104,280		*
Michael F. Martin	221,113		*
Yasmin R. Seyal	136,376		*
Joseph Carleone	132,609		*
All Directors and executive officers as a group (17 persons)	1,408,267		2.57%

*	Less than 1.0%

(1)	The number of shares beneficially owned by a Director includes restricted shares granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan. The number of shares beneficially owned by an officer of the Company includes shares credited in accordance with the GenCorp Retirement Savings Plan as of February 18, 2005.

(2)	Includes shares issuable upon the exercise of stock options that may be exercised within 60 days of February 18, 2005 as follows: Mr. Anderson, 17,414 shares; Mr. Didion, 16,790 shares; Mr. W. Hall, 17,414 shares; Mr. Osterhoff, 17,414 shares; Mr. Rothmeier, 17,414 shares; Dr. Widnall, 17,414 shares; Mr. T. Hall, 264,650 shares; Mr. Purdy, 48,000 shares; Mr. Martin, 125,204 shares; Ms. Seyal, 53,557 shares; Dr. Carleone, 92,320 shares and all executive officers and Directors as a group, 785,413 shares. Messrs. Bolden and Cooper do not hold options exercisable within 60 days of February 18, 2005.

(3)	Some shares are held indirectly through the Didion Trust, William K. Hall Trust and James M. Osterhoff Trust, respectively.

Security Ownership of Certain Owners
     The following table lists the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock outstanding as of February 18, 2005.

	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class

GAMCO Investors, Inc.	6,512,318	(1)	11.86%
One Corporate Center Rye, NY 10580

Steel Partners II, L.P.	3,973,100	(2)	7.27%
590 Madison Avenue 32nd Floor New York, NY 10022

GenCorp Retirement Savings Plans	3,120,049	(3)	5.71%
c/o Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109

Hunter Global Associates L.L.C.	2,806,400	(4)	5.14%
485 Madison Avenue 22nd Floor New York, NY 10022

(1)	Includes shares beneficially owned by Mario J. Gabelli and various affiliated entities, including GAMCO Investors, Inc., Gabelli Funds, LLC, Gabelli Group Capital Partners, Inc. and Gabelli Asset Management Inc. Gabelli Funds, LLC reported sole voting power and sole dispositive power with respect to 2,104,209 shares. GAMCO Investors, Inc. reported sole voting power with respect to 4,143,609 shares and sole dispositive power with respect to 4,408,109 shares. Includes 238,867 shares with respect to which the reporting persons have the right to acquire beneficial ownership upon conversion of the Company’s convertible notes. All of the foregoing information is according to Amendment No. 40 to a Schedule 13D dated January 20, 2005 and filed with the SEC on January 21, 2005.

(2)	Includes shares beneficially owned by Steel Partners II, L.P. and Steel Partners, L.L.C., each of which reported sole voting power and sole dispositive power with respect to 3,973,100 shares. All of the foregoing information is according to Amendment No. 7 to a Schedule 13D dated February 17, 2005 and filed with the SEC on February 23, 2005.

(3)	Shares held as of February 18, 2005 by Fidelity Management Trust Company, the Trustee for the GenCorp Retirement Savings Plan and the Aerojet Fine Chemicals LLC Retirement Savings Plan.

(4)	Includes shares beneficially owned by Duke Buchan III and various affiliated entities, including Hunter Global Associates L.L.C., Hunter Global Investors L.P., Hunter Global Investors Fund I L.P. and Hunter Global Investors Fund II L.P. Hunter Global Associates L.L.C. reported shared voting power and shared dispositive power with respect to 805,429 shares. Hunter Global Investors L.P. and Duke Buchan III each reported shared voting power and shared dispositive power with respect to 2,806,400 shares. Hunter Global Investors Fund I L.P. reported shared voting power and shared dispositive power with respect to 771,755 shares. Hunter Global Investors Fund II L.P. reported shared voting power and shared dispositive power with respect to 33,674 shares. All of the foregoing information is according to a Schedule 13G dated January 25, 2005 and filed with the SEC on January 25, 2005.
     On February 15, 2005, the Company and Steel Partners II, L.P. entered into a shareholder agreement. Pursuant to such shareholder agreement, a representative of Steel Partners will be permitted to attend all of the Board of Directors’ meetings as a non-voting observer, and the Company agreed to add a new independent director to the Board of Directors as promptly as practicable. The new director, to be identified in consultation with Steel Partners, will join a committee of the Board that will consider corporate governance matters, including the governance changes proposed by Steel Partners in November 2004. Also pursuant to the shareholder agreement, Steel Partners agreed to withdraw a shareholder proposal relating to the declassification of the Board of Directors that it had submitted to the Company and vote its shares in favor of the Board’s nominees for election at the 2005 Annual Meeting of Shareholders, and, unless Steel Partners terminates its observer rights before December 31, 2005, also at the 2006 Annual Meeting of Shareholders.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers and persons who own more than ten percent of our outstanding Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Those persons are also required by the SEC to furnish to us copies of the Forms 3, 4 and 5 they file.
     Based solely on our review of the copies of such forms we have received, we believe that all of our Directors, executive officers and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2004, except as follows:

•	In May 2000, Chris W. Conley, the Company’s Vice President of Environmental Health and Safety, was awarded a stock option grant of 7,000 shares. As a consequence of an oversight, no Form 4 was filed to report this grant. A Form 5 was filed in January 2005 to report this grant.

Executive Compensation
     The following table discloses compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during fiscal year 2004 and the two preceding fiscal years.
SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation

						Awards			Payouts

								Securities
						Restricted		Underlying
				Other Annual		Stock		Options/	LTIP	All Other
Name and Current		Salary	Bonus	Compensation		Awards(7)		SARS(11)	Payouts(12)(13)	Compensation(14)
Principal Position	Year	($)	($)	($)(6)		($)		(#)	($)	($)

Terry L. Hall(1)	2004	584,037	-	6,097	(2)	153,600	(8)	-	-	54,125
Chairman of the Board,	2003	526,634	618,750	-		-		100,000	350,007	23,569
President and	2002	433,175	-	-		-		70,000	-	19,363
Chief Executive Officer

William A. Purdy Jr.	2004	278,402	317,000	131	(2)	43,776	(8)	-	-	24,853
Vice President and	2003	275,004	245,000	97	(2)	-		12,000	21,000	18,563
President, Real Estate	2002	206,253	187,500 (3)	55,425	(4)	272,800	(9)	40,000	-	6,936

Michael F. Martin	2004	283,462	159,600	3,098	(2)	60,288	(8)	-	-	27,050
Vice President and President,	2003	275,004	275,000	1,810	(2)	-		18,000	42,000	23,387
Aerojet-General Corporation	2002	275,004	245,000	$2,973	(5)	-		15,000	-	24,457

Yasmin R. Seyal	2004	293,614	-	-		65,280	(8)	-	-	24,553
Senior Vice President and	2003	270,654	252,000	117	(2)	139,140	(10)	36,000	63,000	12,128
Chief Financial Officer	2002	221,256	-	79	(2)	-		20,000	-	15,962

Joseph Carleone	2004	221,805	27,000	-		60,288	(8)	-	-	23,571
Vice President and	2003	214,992	302,000	-		-		12,000	21,000	19,350
President, Aerojet Fine	2002	214,992	215,000	-		-		5,000	-	9,674
Chemicals LLC

(1)	Prior to December 1, 2003, Mr. T. Hall served as President and Chief Executive Officer.

(2)	Reimbursement for taxes payable in connection with gross-up of certain travel expenses.

(3)	Includes $137,500 for annual incentive bonus and $50,000 for one time sign-on bonus.

(4)	Includes $48,252 for relocation expense and $7,173 for reimbursement of taxes payable in connection with relocation.

(5)	Reimbursement for taxes payable in connection with gross-up of certain travel expenses.

(6)	Such executives did not have perquisites and other personal benefits in excess of reporting thresholds for these years.

(7)	Non-performance based restricted stock awards. For performance-based see “Long Term Incentive Plans — Awards in Last Fiscal Year” table on page 19.

(8)	These restricted shares were granted as of February 4, 2004 at a market price of $7.68 with a vesting date of March 1, 2006. Dividends declared by the Company, if any, are paid on these shares during the restricted period. The aggregate number of restricted stock held by each of such executive officers and the market value of such shares on November 30, 2004 were: Mr. T. Hall 151,041 shares, $2,538,999; Mr. Purdy, 34,700 shares, $583,307; Mr. Martin, 33,075 shares, $555,991; Ms. Seyal, 49,100 shares, $825,371; and Dr. Carleone, 30,350 shares, $510,184.

(9)	Represents restricted shares granted to Mr. Purdy at the time of his hire as Vice President and President, Real Estate. 20,000 shares were granted as of March 15, 2002 at a market price of $13.64. Dividends declared by the Company, if any, are paid on these shares during the restricted period. The market value of these shares on November 30, 2004 was $302,580.

(10)	Represents restricted shares granted to Ms. Seyal. 18,000 shares were granted as of February 5, 2003 at a market price of $7.73 and such shares vest pro rata over a 3-year time period. Dividends declared by the Company, if any, are paid on these shares during the restricted period. The market value of these shares on November 30, 2004 was $336,200.

(11)	Shares of GenCorp Common Stock underlying options granted pursuant to the GenCorp Inc. 1999 Equity and Performance Incentive Plan. Neither non-qualified stock options nor stock appreciation rights were granted to the executive officers during fiscal year 2004.

(12)	For fiscal year 2004, no restricted shares with grant dates of February 5, 2000, January 16, 2001 and February 5, 2003, granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan, vested because performance goals were not met for fiscal year 2004. As a result, a total of 74,733 shares were forfeited by named executive officers and returned to such plan.

For fiscal year 2003, no restricted shares with grant dates of February 5, 2000 or January 16, 2001, granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan, vested because performance goals were not met for fiscal year 2003. As a result, a total of 23,600 shares were forfeited by named executive officers and returned to such plan.

For fiscal year 2002, no restricted shares with grant dates of February 5, 2000 or January 16, 2001, granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan, vested because performance goals were not met for fiscal year 2002. As a result, a total of 16,200 shares were forfeited by named executive officers and returned to such plan.

(13)	For fiscal year 2003, the represented number in the table includes the value of restricted shares with grant dates of February 5, 2003, granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan, that vested as a result of the Company’s achieving established performance targets in fiscal year 2003 as follows: Mr. T. Hall, 33,334 shares; Mr. Purdy, 2,000 shares; Mr. Martin, 4,000 shares; and Ms. Seyal, 6,000 shares. Amounts included in the table are based on the NYSE closing price of GenCorp Common Stock of $10.50 per share on the February 5, 2004 vesting date.

(14)	Company contributions credited to the executive’s account in the Retirement Savings Plan and, where applicable, the amount credited to the executive’s account in the GenCorp Benefits Restoration Plan, a nonfunded plan which restores to the individual’s account, amounts otherwise excluded due to limitations imposed by the Internal Revenue Code on contributions and includable compensation under qualified plans.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of
	Securities	Total			Stock Price
	Underlying	Options/			Appreciation For
	Options/	SARS			Option Term
	SARS	Granted to	Exercise or		(ten years)
	Granted	Employees in	Base Price	Expiration
Name	(#)(1)	Fiscal Year	($/Share)	Date	5%($)	10%($)

Terry L. Hall	0	—	—	—	—	—
William A. Purdy Jr.	0	—	—	—	—	—
Michael F. Martin	0	—	—	—	—	—
Yasmin R. Seyal	0	—	—	—	—	—
Joseph Carleone	0	—	—	—	—	—

(1)	No non-qualified stock options or stock appreciation rights were granted during fiscal year 2004.
AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised In-
	Acquired		Options/SARs at Fiscal		the-Money Options/SARs
	on	Value	Year End (#)(2)		at Fiscal Year End ($)
	Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Terry L. Hall	—	—	231,317	89,999	1,454,950	712,992
William A. Purdy Jr.	—	—	30,667	21,333	113,921	111,439
Michael F. Martin	2,500	14,533	119,204	17,000	689,925	115,860
Yasmin R. Seyal	—	—	41,557	30,667	231,171	227,120
Joseph Carleone	2,500	14,558	88,320	9,667	546,602	74,940

(1)	The dollar values are calculated by determining the difference between the closing price on the NYSE for the Company’s Common Stock on the date of exercise and the option price.

(2)	As of November 30, 2004, no SARs had been issued under the Plan.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

	Number of	Performance or	Estimated Future Payouts
	Shares, Units or	Other Period
	Other	Until Maturation	Threshold	Target	Maximum
Name	Rights (#)(1)	or Payout (Years)	(#)	(#)	(# or $)

Terry L. Hall	0	—	—	—	—
William A. Purdy Jr.	0	—	—	—	—
Michael F. Martin	0	—	—	—	—
Yasmin R. Seyal	0	—	—	—	—
Joseph Carleone	0	—	—	—	—

(1)	No performance-based restricted stock awards were granted in fiscal year 2004. For non-performance-based restricted stock awards, see the Summary Compensation Table on page 16.
Pension Benefits
     GenCorp’s salaried pension plans include several formulas for the determination of benefits and require that the formula providing the highest benefit be utilized to determine an employee’s actual benefit. The two formulas applicable to executives are the “five-year average compensation formula” and the “career average formula.” Estimated benefits are shown below, because the required calculations do not lend themselves to a typical pension plan table where benefits can be determined by the reader solely upon the basis of years of service and final compensation.

		Approximate	Estimated
		Years of	Annual Benefits
		Credited Service	Payable at
	Applicable	at Anticipated	Anticipated
Name	Formula	Retirement	Retirement

Terry L. Hall	Career Average	20	$ 411,381
William A. Purdy Jr.	Career Average	8	$ 74,906
Michael F. Martin	5-Year Average	30	$ 254,948
Yasmin R. Seyal	5-Year Average	33	$ 265,016
Joseph Carleone	5-Year Average	28	$ 217,001

     Retirement benefits in the table above were calculated pursuant to the terms of the GenCorp Consolidated Pension Plan (GenCorp Pension Plan) except for Mr. Martin whose estimated retirement benefit was calculated pursuant to the terms of the Aerojet-General Corporation Consolidated Pension Plan (Aerojet Pension Plan).

     The benefits shown are estimates and have not been adjusted for any survivor option. Estimated benefits are based upon the assumption that the executive will remain an employee until age 65, that the pension plan under which the estimated benefit is calculated will remain unchanged, and that compensation is assumed to continue until retirement at a rate equal to salary and bonus paid during fiscal year 2004.
     The “five-year average compensation formula” is the sum of (A) and (B) where (A) is 1.125% of the participant’s highest five-year average compensation up to the Average Social Security Wage Base (ASSWB) plus 1.5% of such five-year average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years, and (B) is 1.5% of such five-year average compensation multiplied by the total years of service in excess of 35 years. The “career average formula” provides that for each year of service prior to attainment of 35 years of service, the employee shall be credited 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB and, after attainment of 35 years of service, 2.0% of annual compensation. The published ASSWB applicable to the plan year ended November 30, 2005 is $43,800.
     The benefits shown in the table have not been reduced to reflect the limitation on includable compensation or the overall benefit limitation imposed on pension plans qualified under Section 401(a) of the Code, since the amount of any of these reductions will be restored to the individual pursuant to the terms of the GenCorp Benefits Restoration Plan, an unfunded plan with benefits payable out of the general assets of GenCorp.

Performance Graph
      The following graph compares the cumulative total shareholder return, assuming reinvestment of dividends,* of the Company’s Common Stock with the cumulative total return, assuming reinvestment of dividends, of (i) the Standard & Poor’s 500 Composite Stock Price Index (S&P 500 Index), (ii) the Standard & Poor’s 500 Aerospace & Defense Index, and (iii) the Peer Group Index.

*	Beginning with the third quarter of fiscal year 2004, the Board of Directors eliminated the payment of quarterly dividends.
Comparison of Cumulative Total Return
Among GenCorp, S&P 500 Index, S&P 500 Aerospace & Defense Index,
and the Peer Group Index

	Years Ended

	Base
	Period
Company Name/ Index	Nov99	Nov00	Nov01	Nov02	Nov03	Nov04

GENCORP INC.(1)	100	74.19	119.44	76.72	96.22	162.44
S&P 500 INDEX	100	95.78	84.07	70.19	80.78	91.17
S&P 500 AEROSPACE & DEFENSE(2)	100	129.08	100.87	99.65	111.68	144.57
PEER GROUP(3)	100	125.67	103.03	98.69	111.77	142.92
SOURCE: STANDARD & POOR’S INVESTMENT SERVICES

(1)	The returns since November 1999 have been adjusted to account for the spin-off of OMNOVA Solutions Inc. (OMNOVA) in October 1999. In this spin-off, GenCorp shareholders received one share of OMNOVA common stock for each share of GenCorp Common Stock. The annual return figures for GenCorp include an $8.50 cash equivalent paid in 1999 as a result of the OMNOVA spin-off.

(2)	GenCorp previously used a Peer Group Index that was a combination of the S&P 500 Aerospace & Defense and the S&P 500 Auto Components Indexes, weighted by market value. On August 31, 2004, GenCorp sold its GDX Automotive business and organized its continuing operations into two segments: Aerospace & Defense and Real Estate. The Company is now utilizing the S&P 500 Aerospace & Defense Index for comparative purposes because it considers it to be a more appropriate peer group index.

(3)	For comparison, the Peer Group Index used previously is also presented.
REPORT OF THE ORGANIZATION & COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
Executive Compensation Objectives
     The key objectives of the Company’s executive compensation programs are to attract, motivate, and retain executives who drive GenCorp’s success and leadership. The programs are designed to:

•	Provide executives with competitive compensation that maintains a balance between cash and equity-based compensation and puts a significant portion of total compensation at risk, tied both to annual and long-term performance of the Company as well as to the creation of shareholder value.

•	Encourage executives to manage from the perspective of owners with an equity stake in the Company.
     In order to strengthen the alignment between the interests of shareholders and the interests of executives of the Company, the Organization & Compensation Committee approved share ownership guidelines in 1998 that apply to the Company’s executive officers. Under these guidelines, each executive officer is expected to own shares of GenCorp Common Stock equal in aggregate market value to a designated multiple of such officer’s annual salary. The Organization & Compensation Committee reviews these guidelines periodically, and considers adjustments when appropriate.
Components of Executive Compensation
     The compensation program for executive officers, including the named executive officers, consists of the following components:
     Cash. This includes base salary and any bonus award earned for the fiscal year’s performance. The Company’s cash compensation policies provide a base salary that is competitive with industry pay levels and offer bonuses that reward superior performance. Executives have the opportunity to earn an annual bonus (typically up to 125% of base for the Chairman, President and Chief Executive Officer, 100% for Senior Vice Presidents and business unit Presidents and 50% for Vice Presidents) based upon the Company’s meeting performance goals, typically based on growth in

Earnings Per Share (EPS) prior to non-cash, restructuring and unusual items, and cash flow goals as established by the Organization & Compensation Committee. Under certain circumstances business unit Presidents can earn cash bonuses in excess of 100% of base salary provided certain goals are met.
     Equity-Based Compensation. Executives, including the named executive officers, have historically been eligible for stock option grants and restricted stock grants. Stock option grants typically vest after a three-year period, subject to the recipient’s continued employment with the Company. Performance-based restricted stock grants typically vest over a three- to five-year period provided that the Company meets pre-established performance goals set by the Organization & Compensation Committee, which are typically based on EPS growth and cash flow goals. GenCorp’s stock option program was designed to promote outstanding performance over an employee’s career through compensation that increases with the Company’s long-term performance.
     Under restricted stock grants made to certain executive officers, including the named executive officers, in fiscal years 2000, 2001 and 2003, the restricted shares vest upon meeting EPS growth targets and cash flow goals set by the Organization & Compensation Committee. Restricted shares granted for such executives in fiscal year 2002 vest only if shares of GenCorp Common Stock close at or above a certain price level. All of such performance-based restricted shares are forfeited back to the Company if the performance goals are not met. Under the GenCorp 1999 Equity Incentive Plan, the Organization & Compensation Committee has discretion to grant restricted stock to employees that vest solely upon the passage of time, subject to the employee’s continued employment with the Company (time-based restricted stock). Based on fiscal year 2003’s results, the Organization & Compensation Committee granted certain executives, including the named executive officers, time-based restricted stock at its meeting in February 2004. The Organization & Compensation Committee has also granted certain executive officers, including the named executive officers, time-based restricted stock as new hires and/or promotion incentives for fiscal years 2001, 2002 and 2003.
Determination of Executive Pay Levels and Equity-Based Awards
     The Organization & Compensation Committee has developed a Comparator Group of companies, against which it measures GenCorp levels of executive compensation. In addition, the Organization & Compensation Committee considers analyses of current executive compensation trends and practices derived from national executive compensation surveys. These analyses also provide benchmark information on compensation practices such as the prevalence of types of compensation plans and the proportion of the types of pay components as part of the total compensation package. These analyses are supplemented by other publicly available information and input from compensation consultants on other factors such as recent market trends. Additionally, the Organization & Compensation Committee utilizes independent consultants to advise the Committee on compensation matters. Each year, the Organization & Compensation Committee determines the appropriate use of equity-based compensation, balancing these factors against the projected needs of the business as well as financial considerations, including the projected impact on shareholder dilution.

Compensation for the Chairman, President and Chief Executive Officer
     Terry L. Hall has served as President and Chief Executive Officer since July 2002 and as Chairman of the Board since December 1, 2003. The Organization & Compensation Committee used the executive compensation practices described above to determine Mr. T. Hall’s fiscal year 2004 compensation. Mr. T. Hall’s total compensation reflects a consideration of both competitive forces and the Company’s performance.
     The Organization & Compensation Committee surveyed the total direct compensation for chief executive officers of the Comparative Group of companies. Based on this information, the Organization & Compensation Committee determined a median around which the Organization & Compensation Committee built a competitive range for cash-based and equity-based elements of the compensation package. As a result of this review, the Organization & Compensation Committee determined a mix of base salary and bonus opportunity, along with an equity position to align Mr. T. Hall’s compensation with the performance of the Company.
     For fiscal year 2004, Mr. T. Hall received a salary of $584,037. Mr. T. Hall received no performance-based cash incentive bonus for fiscal year 2004. Mr. T. Hall’s current salary, approved in February 2004 and effective April 1, 2004, is $600,000 per year.
Tax Deductibility under Section 162(m)
     Section 162(m) of the Internal Revenue Code imposes limits on the deductibility of certain compensation in excess of $1,000,000 paid to the Chief Executive Officer and other named executive officers of public companies. Management and the Organization & Compensation Committee have reviewed the regulations and feel that the current compensation program and policies are appropriate. In those years when performance is exceptional, it is possible for one or more officers to surpass the $1,000,000 threshold under the executive officer compensation program. At this time, the Organization & Compensation Committee believes that accommodating the Internal Revenue Service regulations will not produce material benefits or increases in shareholder value. However, the Organization & Compensation Committee intends to review this issue regularly and may change its position in future years.
Submitted by the Organization & Compensation Committee,
William K. Hall, Chairman
J. Robert Anderson
Steven G. Rothmeier
Sheila E. Widnall
February 7, 2005

Compensation Committee Interlocks and Insider Participation
     The Organization & Compensation Committee is composed entirely of non-management independent Directors. Current Organization & Compensation Committee members are William K. Hall (Chairman), J. Robert Anderson, Steven G. Rothmeier and Sheila E. Widnall. All non-management independent Directors participate in decisions regarding the compensation of the Chairman, President and Chief Executive Officer. Therefore, Charles J. Bolden Jr., J. Gary Cooper, James J. Didion, James M. Osterhoff and Steven G. Rothmeier also participated in decisions regarding fiscal year 2004 compensation for Mr. T. Hall. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Organization & Compensation Committee. In addition, none of the Company’s executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors.
Employment Contracts and Termination of Employment and Change in Control Arrangements
     Pursuant to authorization by the Board of Directors, the Company has entered into severance agreements with nine elected officers. The severance agreements provide for a severance payment in an amount equal to the officer’s base salary plus bonus multiplied by a factor of 3 in the case of the Chairman of the Board, Chief Executive Officer or a Senior Vice President, or by a factor of 2 for other covered officers, if within three years after a change-in-control, the officer’s employment is terminated in a manner within the scope of the agreement. Covered termination includes termination by: (1) the Company, for any reason other than death, disability or cause, or (2) the officer, following the occurrence of one or more of the following events: (i) failure to elect, reelect or maintain the executive in office or substantially equivalent office, (ii) a significant adverse change in the nature or scope of authority or duties or reduction base pay, incentive opportunity or employee benefits, (iii) change in circumstances following a change-in-control, including, without limitation, a change in scope of business or activities for which the executive was responsible prior to the change-in-control, (iv) liquidation, dissolution, merger, consolidation, reorganization or transfer of substantially all of the business or assets of the Company, (v) relocation of principal work location in excess of 30 miles, or (vi) any material breach of the agreement. For purposes of such severance agreements, base salary is the annual salary in effect immediately prior to the change-in-control, and the bonus amount shall be the greater of (1) the average of the annual bonuses earned by the executive during the three immediately preceding fiscal years, and (2) 75% of the executive’s maximum bonus opportunity under the Company’s Annual Incentive Compensation Plan for the fiscal year in which the change-in-control occurs. A change-in-control will occur if: (a) substantially all of the Company’s assets are sold, or the Company is merged into, another entity, with the result that less than 51% of the voting shares are held by persons who were shareholders prior to the transaction, (b) a report is filed with the SEC that an entity other than the Company, a subsidiary or benefit plan of the Company has become beneficial owner of 20% or more of the voting power, (c) the individuals who, at the beginning of two preceding calendar years, constituted the Board of Directors, cease to constitute a majority thereof, unless nomination of each new Director was approved by at least two-thirds of those who were Directors at the beginning of the period, or (d) the Board determines that a particular transaction will result in a change-in-control and is in the best interests of the Company and its shareholders. The agreements also provide for continuation of health and life benefits for 36 or 24 months, as applicable, vesting of accrued retirement benefits, payment of the amount required to cover excise taxes, if any, financial counseling, outplacement, and accounting fees and costs of legal representation if required to enforce the agreement. The severance agreements renew annually unless not later than September 30 of the preceding year, the Company or the executive gives notice that the term will not be extended. All named executive officers are covered by a severance agreement.
Indebtedness of Management
     During fiscal year 2004, Mr. T. Hall, the Company’s Chairman of the Board, President and Chief Executive Officer, had the principal sum of $77,170 indebtedness to the Company outstanding under the GenCorp Key Employee Loan Program (the Loan Program) which was approved by the Board to enable employees whose restricted stock had vested to pay taxes on the stock and retain it for as long as they remain in the employ of the Company. Repayment provisions under the Loan Program begin upon termination of employment. Interest, which is calculated and payable annually, is charged at the Company’s marginal borrowing rate which for 2004 was 6.5%. Interest accrued and paid by Mr. T. Hall for fiscal year 2004 totaled $5,182. The largest principal amount of indebtedness under the program during fiscal year 2004 for Mr. T. Hall was $77,170. Following the enactment of the Sarbanes-Oxley Act of 2002, the Loan Program was terminated effective July 30, 2002, but outstanding loans remain in effect in accordance with their existing terms.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee has appointed Ernst & Young LLP (E&Y) to serve as our independent auditors for fiscal year 2005, subject to the ratification by our shareholders. The Audit Committee is submitting Proposal 2 to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent auditors, whether or not the Company’s shareholders ratify the appointment.
     Representatives of E&Y will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.
     The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of E&Y as our independent auditors for fiscal year 2005.
     The persons named in the accompanying form of proxy intend to vote such proxies to ratify the appointment of E&Y unless a contrary choice is indicated. For this proposal, broker non-votes and abstentions will not be counted as votes cast.

Audit Fees
     E&Y’s aggregate fees billed for fiscal years 2004 and 2003 for professional services rendered by them for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, or services that are normally provided in connection with statutory audits were:

	2004	2003

	In Thousands
Audit fees	$5,329	$4,009

Audit-Related Fees
     E&Y’s aggregate fees billed for fiscal years 2004 and 2003 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported under “Audit Fees” above were:

	2004	2003

	In Thousands
Audit-related fees	$977	$304
     Audit-related fees consisted principally of audits of employee benefit plans and special procedures related to regulatory filings in fiscal years 2004 and 2003.

Tax Fees
     E&Y’s aggregate fees billed for fiscal years 2004 and 2003 for professional services rendered by them for tax compliance, tax advice and tax planning were:

	2004	2003

	In Thousands
Tax fees	$493	$262

All Other Fees
     E&Y’s aggregate fees billed for fiscal years 2004 and 2003 for products and services provided by them, other than those reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” were:

	2004	2003

	In Thousands
All other fees	$2	$4
     All other fees consisted principally of consultation regarding labor issues in Europe.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.
     Prior to engagement of the independent auditors for the next year’s audit, management will submit an aggregate of services expected to be rendered during the year for Audit, Audit-Related, Tax and Other Fees for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the fiscal year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.
     The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
     None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of (i) the quality and integrity of GenCorp’s financial statements, (ii) the independent auditors’ qualifications and independence, (iii) the performance of the Company’s financial reporting process, internal control system, internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements. The Audit Committee manages the Company’s relationship with its independent auditors, who report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties, with funding from GenCorp for such advice and assistance. Management is primarily responsible for establishing and maintaining the Company’s system of internal controls and preparing financial statements in accordance with accounting principles generally accepted in the United States.
     In fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
     The Audit Committee reviewed and discussed the Company’s financial statements with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and discussed such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors matters required to be discussed by SAS 61, as amended, and the auditors’ independence from management and the Company, including the written disclosures and letter received from the independent auditors as required by the Independence Standards Board Standard No. 1 and the compatibility of their non-audit services with maintaining their independence.
     The Audit Committee also reviewed with management and the independent auditors the preparation of the financial statements and related disclosures contained in the Company’s earnings announcements and quarterly reports.
     The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
     The Audit Committee held eleven meetings during fiscal year 2004.
     In reliance on the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended

November 30, 2004 for filing with the SEC. The Audit Committee appointed Ernst & Young LLP as the Company’s independent auditors for fiscal year 2005, subject to shareholder ratification.
Submitted by the Audit Committee,
James M. Osterhoff, Chairman
William K. Hall
Steven G. Rothmeier
February 7, 2005

Other Business
     As of the time this Proxy Statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but, if other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy pursuant to discretionary authority conferred thereby, to vote the proxy in accordance with their best judgment on such matters.

Submission of Shareholder Proposals
     Shareholders who intend to have their proposals considered for inclusion in the Company’s proxy materials related to the 2006 annual shareholders meeting must submit their proposals to the Company no later than November 4, 2005. Shareholders who intend to present a proposal at the 2006 annual meeting without inclusion of that proposal in the Company’s proxy materials are required to provide notice of their proposal to the Company no later than January 18, 2006. The Company’s proxy for the 2006 annual meeting will grant authority to the persons named in the proxy card to exercise their voting discretion with respect to any proposal of which the Company does not receive notice by January 18, 2006. All proposals for inclusion in the Company’s proxy materials and notices of proposals should be sent to Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, CA 95853-7012.
     It is important that proxies be voted promptly. Therefore, shareholders who do not expect to attend in person are urged to vote either (a) by using the toll-free telephone number shown on your proxy card, (b) by casting your vote electronically at the website listed on your proxy card, or (c) by signing, dating and returning the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States.
By Order of the Board of Directors,
MARK A. WHITNEY
Vice President, Law;
Deputy General Counsel and
Assistant Secretary
March 4, 2005

APPENDIX A
AUDIT COMMITTEE CHARTER
     The purposes of the Audit Committee of GenCorp Inc. are (a) to assist the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) the qualifications and independence of the Company’s independent auditors, (iii) the performance of the Company’s financial reporting performance process, internal control system, internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements; and (b) to prepare the report of the Committee to be included in the Company’s annual proxy statement.
     The Committee shall consist of three or more non-employee Directors, appointed annually by the Board, who are independent of management, are free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member, and that otherwise satisfy the independence requirements of the NYSE relating to directors and Audit Committee members, as well as applicable laws and regulations of the U.S. Government. Each member of the Committee must be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall qualify as an “audit committee financial expert,” as defined by the SEC. Qualifications of Committee members shall be determined by the Board in its business judgment.
     No Director may serve as a member of the Committee if such Director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Committee.
     The Committee shall have and may exercise the powers of the Board of Directors in managing the business and affairs of the Company in accordance with the following delegated duties and functions, to:

a.	Have the sole and direct responsibility and authority for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, evaluation and oversight of the work of the independent auditors (the “Auditors”), including resolving disagreements between management and the Auditors regarding financial reporting. The Auditors shall report directly to the Committee. The Committee shall have the responsibility and authority to approve in advance all audit and permitted non-audit services to be provided by the Auditors, and may delegate to one or more designated members of the Committee the authority to grant pre-approvals of audit and permitted non-audit services, which pre-approvals shall be presented to the full Committee at its next scheduled meeting;

b.	Discuss with the Auditors the overall scope, plans, and staffing for their audit;

c.	On an annual basis obtain and review a report by the Auditors describing (i) all relationships between the Auditors and the Company to assess the Auditors’ objectivity and independence, as required by Independence Standards Board Standard No. 1; (ii) the Auditors’ internal quality-control procedures; and (iii) any material issues raised by the most recent quality-control review, or peer review, of the Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years. Based on such Auditor’s report and the Auditor’s work throughout the year, the Committee shall evaluate the Auditor’s independence, qualifications and performance, including a review and evaluation of the lead partner on the Auditors’ engagement with the Company and take appropriate action to assure continuing independence, qualifications and performance of the Auditors;

d.	Review with management and the Auditors the preparation of the financial statements and related disclosures contained in the Company’s annual and quarterly reports, including (i) the results of the Auditors’ timely analysis of significant financial reporting issues and practices, including, changes in, or adoptions of, accounting principles and disclosure practices; (ii) their judgments about the Company’s selection or application of accounting principles and the clarity of the financial disclosure practices used or proposed to be used; (iii) the degree of aggressiveness or conservatism of the Company’s accounting and underlying estimates and judgments; (iv) regular reports from the Auditors on the critical accounting policies and practices of the Company and the effects of alternative GAAP methods on the financial statements; (v) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements; and (vi) any related disagreements or other matters brought to the Committee’s attention;

e.	Discuss, at least annually, with the Auditors (i) the matters required to be discussed by Statement on Auditing Standards 61 relating to the conduct of the audit; (ii) the audit process, any problems or difficulties encountered in the course of the performance of the audit, including any restrictions on the scope of the Auditors’ activities or on the Auditors’ access to information, or significant disagreements with management; (iii) the Company’s internal controls; and (iv) material written communications between the Auditors and the Company;

f.	Review and evaluate the Company’s system of internal controls, and recommend to management changes or improvements therein;

g.	Review and evaluate the Company’s internal audit function, including its independence, staffing and performance, and recommend to management changes or improvements therein;

h.	Review and evaluate the appropriateness of the internal audit plans for the forthcoming year, including risk assessments, scope of coverage, planning and staffing;

i.	Review and evaluate significant audit findings, including significant suggestions for improvements in systems and internal controls from the internal auditor and the Auditors;

j.	Periodically review and discuss with management the Company’s guidelines and policies with respect to the process by which the Company undertakes risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

k.	Review and discuss management’s statement of its responsibility for and its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the Auditors’ report on management’s assessment;

l.	Review and discuss with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance by management to analysts and ratings agencies;

m.	Review and discuss with the CEO and CFO the procedures undertaken in connection with the CEO and CFO certifications for annual and quarterly reports, including their evaluation of the Company’s disclosure controls and procedures and its internal controls;

n.	Review with management and the Auditors legal and regulatory matters that may have a material effect on the Company’s financial statements or related compliance policies; any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies; and any material reports or inquiries received by the Company or any of its subsidiaries from regulators or governmental agencies;

o.	Establish and maintain procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

p.	Receive corporate attorney’s reports of evidence of any material violation of securities laws or any breach of fiduciary duty;

q.	Engage such outside legal, accounting, and other advisors as it shall deem necessary or appropriate, with the expenses of such advisors, as well as ordinary administrative expenses of the Committee that are necessary or appropriate to carrying out its duties, to be paid by the Company; and

r.	Establish policies for the Company’s hiring of employees or former employees of the Auditors.
     In addition to exercising the power of the Board with respect to the foregoing, the Committee shall:

a.	Recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K;

b.	Meet separately, at least once every fiscal quarter, with the Auditors and the internal auditor without members of management present;

c.	Routinely communicate the results of all reviews and meetings with the entire Board of Directors;

d.	Undertake and review with the Board an annual performance evaluation of the Committee; and

e.	Review this charter annually and recommend any proposed changes to the Board of Directors.
     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Auditors.

March 4, 2005

Dear Shareholder:

     The Annual Meeting of shareholders of GenCorp Inc. will be held at the Sheraton Grand Sacramento, 1230 J Street, Sacramento, California 95814 on March 30, 2005 at 9:00 a.m. local time. At the meeting, shareholders will elect three directors, act on a proposal to ratify the appointment of the independent auditors of the Company for the fiscal year ending November 30, 2005, and transact such other business as may properly come before the meeting.

     It is important that your shares be represented at the meeting. Whether or not you plan on attending the meeting, please review the enclosed proxy materials and sign, date and return the proxy form attached below in the postage-paid envelope provided.

Terry L. Hall

Chairman of the Board,
President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT!

▼ PLEASE DETACH PROXY CARD HERE ▼

PROXY FOR HOLDERS OF COMMON STOCK
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y	The undersigned hereby appoints Yasmin R. Seyal and Mark A. Whitney, and each of them, his or her proxy, with the power of substitution, to vote all shares of Common Stock of GenCorp Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Sheraton Grand Sacramento, 1230 J Street, Sacramento, California 95814 on March 30, 2005, and at any adjournments or postponements thereof, and appoints the proxyholders to vote as directed below and in accordance with their sole judgement on matters incident to the conduct of the meeting and any matters of other business referred to in Item 3.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES IN ITEM 1, FOR ITEM 2, AND IN ACCORDANCE WITH THE PROXYHOLDERS’ SOLE JUDGMENT ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ANY MATTERS OF OTHER BUSINESS REFERRED TO IN ITEM 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

(Continued and to Be Signed On Reverse Side.)

PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY.

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of GenCorp, Inc.
common stock for the upcoming Annual Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone — call toll-free in the U.S. or Canada at 1-866-287-9712, on a touch-tone telephone. If outside the U.S. or Canada, call 610-560-1011. Please follow the simple instructions.

OR

2.	Vote on the Internet — Access https://www.proxyvotenow.com/gy, and follow the simple instructions. Please note, you must type an “s” after http.

You may vote by telephone or on the Internet 24 hours a day 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail — If you do not wish to vote by telephone or on the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: GenCorp Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.

▼PLEASE DETACH PROXY CARD HERE ▼

☒	Please mark your votes as in this example using dark ink only.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1.	Election of directors 01 - James J. Didion 02 - James M. Osterhoff 03 - Sheila E. Widnall	☐	☐	☐

[INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. MARK THE “EXCEPTIONS” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.]

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent auditors of the Company.	☐	☐	☐

3.	Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournments or postponements thereof.

To change your address, please mark this box and note changes to the left.	☐

I plan to attend the meeting.	☐

Date:	, 2005

Signature

Signature (if jointly held)

Title

NOTE: Please sign your name exactly as it appears on this Proxy. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD TODAY IN THE POSTAGE-PAID ENVELOPE PROVIDED.